EXHIBIT 99.1

LIZ CLAIBORNE INC. OFFICIALLY FIFTH & PACIFIC COMPANIES, INC.

Fifth & Pacific Companies will trade under FNP on the New York Stock Exchange

NEW YORK, May 15, 2012 — Fifth & Pacific Companies, Inc. completed its previously announced corporate name change from Liz Claiborne Inc.  As of today, Fifth & Pacific Companies will trade on the New York Stock Exchange under the ticker symbol “FNP.”  Fifth & Pacific Companies is focused on growing its global lifestyle brands (Juicy Couture, kate spade and Lucky Brand). The new name also reflects the sale of the Liz Claiborne namesake brand to J.C. Penney Corporation, Inc.

“We are thrilled to begin the next stage of our Company’s journey as Fifth & Pacific Companies, a name that truly captures who we are today — a house of iconic American brands with global appeal.  From their cradles of inspiration in New York and Los Angeles to Shanghai and beyond, our brands serve customers worldwide with high quality and imaginative product,” said William L. McComb, Chief Executive Officer, Fifth & Pacific Companies, Inc.

Fifth & Pacific Companies is built around highly distinct brands that predominantly focus on direct-to-consumer sales, an important evolution from Liz Claiborne Inc.’s historic focus on primarily serving department stores.

“As we say a final goodbye to the iconic Liz Claiborne name, we know the time is right for a change, and we welcome our bright new future as Fifth & Pacific Companies,” said Mr. McComb.

For more information, visit the new corporate website: www.fifthandpacific.com.

About Fifth & Pacific Companies, Inc.

Fifth & Pacific Companies, Inc. (formerly Liz Claiborne Inc.) designs and markets a portfolio of retail-based, premium, global lifestyle brands including Juicy Couture, kate spade, and Lucky Brand. In addition, the Adelington Design Group, a private brand jewelry design and development group, markets brands through department stores as well as serves jcpenney via exclusive supplier agreements for the Liz Claiborne and Monet jewelry lines and Kohl’s via an exclusive supplier agreement for Dana Buchman jewelry. The Company also has licenses for the Liz Claiborne New York brand, available at QVC and Lizwear, which is distributed through the club store channel. Fifth & Pacific Companies, Inc. maintains an 18.75% stake in Mexx, a European and Canadian apparel and accessories retail-based brand. Visit www.fifthandpacific.com for more information.

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
SVP Finance and Treasurer	SVP Corporate Communications
201.295.7515	212.626.3408